EXHIBIT 11-2

                          NAC RE CORP. AND SUBSIDIARIES
                 COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                (Dollars in thousands, except per share amounts)

Fully Diluted Earnings Per Share of Common Stock and Common Stock Equivalents

                                                      Three months ended
                                                           March 31,
                                                    -----------------------
                                                       1997         1996
                                                    ----------   ----------

Net income applicable to  Common Stock             $    19,854  $    20,772

After-tax add back of convertible debenture
   interest and amortization                               876          876
                                                    ----------   ----------

Adjusted net income                                $    20,730  $    21,648
                                                    ==========   ==========

Average number of common shares outstanding         18,431,878   19,210,507

Add:

  Assumed exercise of dilutive stock options(1)       259,772      351,363

  Assumed conversion of convertible debentures(2)    2,020,202    2,020,202
                                                    ----------   ----------

Common stock and common stock  equivalents
   outstanding                                      20,711,852   21,852,072
                                                    ==========   ==========

Fully diluted earnings per share                         $1.00        $1.00
                                                    ==========   ==========

(1) Computed utilizing the higher of ending or average market price of the Common Stock for the period.

(2) Reflects the assumed conversion of the Company's 5.25% Convertible Subordinated Debentures due 2002.


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